Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 49% Increase in First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 7, 2010 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings for the first quarter ended March 31, 2010 of $988 thousand, or $0.39 per diluted common share, which represented an increase of $326 thousand, or 49%, over the net earnings of $662 thousand, or $0.29 per diluted common share, for the first quarter of 2009. The increase in net earnings was primarily due to higher net interest income.

Chief Executive Officer, Paul C. Hudson stated, “The strength of the Bank’s franchise and business model were evident in the first quarter, as we returned to profitability despite continuing softness in the local economy and real estate market. We were able to increase our net interest margin above the levels earned in 2009, and lower our efficiency ratio relative to the comparable quarter last year. In addition, total non-performing assets declined and net charge-offs were reduced by approximately $1.4 million compared to the fourth quarter of 2009. We are optimistic that we can continue to generate profits within this difficult economic environment. However, given the prospects for continued high unemployment and depressed real estate values within the markets that we serve, we intend to focus on maintaining our net interest margin and improving asset quality for the balance of 2010.”

First Quarter Highlights

•	Net interest income before provision for loan losses grew $1.3 million, an increase of 32% over first quarter 2009.

•	Return on equity was 12.34% and return on average assets was 0.76%.

•	Non-performing assets (“NPAs”) as a percentage of total assets decreased to 6.85% from 7.10% at year-end 2009.

First Quarter 2010 Earnings Summary

For the quarter ended March 31, 2010, net interest income before provision for loan losses was $5.4 million, which represented an increase of $426 thousand, or 9%, from the fourth quarter of 2009 and $1.3 million, or 32%, from the first quarter of 2009. The increases were primarily attributable to the substantial growth in our loan portfolio during 2009, as well as an increase in our net interest margin. Average interest-earning assets increased $11.0 million, or 2%, from the fourth quarter of 2009 and $114.5 million, or 28%, from the first quarter of 2009. Our net interest margin for the quarter ended March 31, 2010 increased to 4.17%, 24 basis points above the fourth quarter and 10 basis points higher than the first quarter of 2009 net interest margin primarily because we were able to reduce the cost of our liabilities more rapidly than the decline in the yield on our interest-earning assets.

During the first quarter, we recorded a provision for loan losses of $574 thousand compared to $15.7 million for the previous quarter and $516 thousand for the first quarter of 2009. The provision recorded in the 2010 first quarter reflects a $560 thousand increase in specific loss allocation on impaired loans and a $14 thousand increase in the general valuation allowance.

Non-interest income for the quarter ended March 31, 2010 totaled $166 thousand compared to $778 thousand, for the fourth quarter and $296 thousand for the first quarter of 2009. During the fourth quarter of 2009, we recognized $591 thousand of income from a grant from the Community Development Financial Institution. The decrease from the first quarter of 2009 was primarily due to a reduction in loan and retail banking fees of $84 thousand, as well as higher valuation allowance on real estate owned (“REO”).

Non-interest expense for the quarter ended March 31, 2010 totaled $3.4 million compared to $2.8 million for both the previous quarter and the first quarter of 2009. The increases were mostly due to higher compensation and benefits expense, primarily reflecting a lower amount of salaries that were deferred in the 2010 first quarter as a result of decreased loan origination volume, higher premiums for FDIC insurance and higher expenses for professional services. Despite the increase, the Company’s efficiency ratio improved to 60.41% in the first quarter of 2010 compared to 64.02% in the comparable quarter last year.

Balance Sheet Summary

Total assets were $528.9 million at March 31, 2010, which represented an increase of $7.8 million from December 31, 2009. Cash and cash equivalents increased by approximately $10 million and the loan portfolio increased by approximately $2.4 million from December 31, 2009. Loan originations for the quarter ended March 31, 2010 totaled $10.9 million compared to $16.7 million for the previous quarter and $39.4 million for the comparable quarter in 2009. Loan repayments for the quarter ended March 31, 2010 totaled $7.5 million compared to $7.2 million for the previous quarter and $11.8 million for the first quarter in 2009.

Deposits totaled $392.7 million at March 31, 2010 compared to $385.5 million at December 31, 2009. The increase was primarily due to increases in certificates of deposit (“CDs”). Core deposits (NOW, demand, money market and passbook accounts) represented 29% of total deposits at March 31, 2010 compared to 30% at December 31, 2009 and CDs represented 71% of total deposits at March 31, 2010 compared to 70% at December 31, 2009. Included in CDs are brokered deposits, which decreased $6.1 million, or 6%, in the first quarter of 2010 and represented 24% of total deposits at March 31, 2010, compared to 26% at December 31, 2009.

Stockholders’ equity was $32.4 million, or 6% of the Company’s total assets at March 31, 2010. In February 2010, the Company borrowed $5.0 million on a line of credit with another financial institution and invested it as additional capital into the Bank. Also, effective March 2010, we reduced the quarterly dividend on our common stock to $.01 per share. These measures were taken to enhance liquidity and retain capital for reinvestment in our business. At March 31, 2010, the Bank’s Total Risk-Based Capital ratio was 11.89% and its Tangible Capital ratio equaled 7.82%. The Company is currently considering plans to increase capital to further strengthen the Bank’s capital ratios, and position the Bank for future growth.

Asset Quality

The Company experienced an improvement in its asset quality during the quarter ended March 31, 2010. Total non-performing assets (“NPAs”) decreased to $36.2 million, or 6.85% of total assets, at March 31, 2010 from $37.0 million, or 7.10% of total assets, at December 31, 2009 because of a reduction in non-accrual loans. These loans consist of delinquent loans that are 90 days or more past due, plus troubled debt restructurings that do not qualify for accrual status because the borrowers have not yet demonstrated performance according to the restructured terms for a period of at least six months. At March 31, 2010, total NPAs were comprised of $34.0 million in non-accrual loans and $2.2 million in REO. The non-accrual loans of $34.0 million included $19.9 million of commercial real estate loans, $7.2 million of commercial loans, $3.6 million of one-to-four family residential real estate loans, $1.1 million of multi-family residential real estate loans and $2.2 million of secured consumer loans.

Subsequent Event

As reported in the Company’s most recent Form 10-K Annual Report the Company and the Bank are currently considered by the Office of Thrift Supervision (the “OTS”) to be “in troubled condition.” The Company has recently been notified by the Office of Thrift Supervision (“OTS”) that the Company and the Bank will be receiving a regulatory order pursuant to findings from the OTS examination concluded February 2010, and as part of that order, the Bank anticipates increased capital ratio requirements.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash	$4,879	$7,440
Federal funds sold	12,565	—

Cash and cash equivalents	17,444	7,440
Securities available for sale, at fair value	13,769	14,961
Securities held to maturity	15,149	16,285
Loans receivable held for sale, net	19,321	20,940
Loans receivable, net of allowance of $20,110 and $20,460	435,067	432,640
Accrued interest receivable	2,456	2,419
Federal Home Loan Bank (FHLB) stock, at cost	4,536	4,305
Office properties and equipment, net	5,308	5,363
Real estate owned (REO)	2,213	2,072
Bank owned life insurance	2,442	2,418
Deferred tax assets	5,266	4,986
Other assets	5,903	7,217

Total assets	$528,874	$521,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$392,747	$385,488
Federal Home Loan Bank advances	88,000	91,600
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	—
Advance payments by borrowers for taxes and insurance	—	372
Other liabilities	4,738	6,071

Total liabilities	496,485	489,531

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at March 31, 2010 and December 31, 2009; liquidation preference of $9,000 at March 31, 2010 and December 31, 2009	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at March 31, 2010 and December 31, 2009; liquidation preference of $6,000 at March 31, 2010 and December 31, 2009	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2010 and December 31, 2009; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at March 31, 2010 and December 31, 2009	2	2
Preferred stock discount	(1,662)	(1,756)
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at March 31, 2010 and December 31, 2009; outstanding 1,743,365 shares at March 31, 2010 and December 31, 2009	20	20
Additional paid-in capital	14,330	14,273
Retained earnings-substantially restricted	7,992	7,322
Accumulated other comprehensive income, net of taxes of $154 and $118 at March 31, 2010 and December 31, 2009	229	176
Treasury stock-at cost, 270,577 shares at March 31, 2010 and December 31, 2009	(3,459)	(3,459)

Total stockholders’ equity	32,389	31,515

Total liabilities and stockholders’ equity	$528,874	$521,046

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2010	2009
Interest and fees on loans receivable	$7,427	$6,254
Interest on mortgage-backed securities	270	294
Interest on investment securities	12	13
Other interest income	10	34

Total interest income	7,719	6,595

Interest on deposits	1,503	1,725
Interest on borrowings	795	752

Total interest expense	2,298	2,477

Net interest income before provision for loan losses	5,421	4,118
Provision for loan losses	574	516

Net interest income after provision for loan losses	4,847	3,602

Non-interest income:
Service charges	263	347
Net gains on mortgage banking activities	—	17
Gain on sale of REO	26	—
Provision for losses on loans held for sale	(156)	(105)
Other	33	37

Total non-interest income	166	296

Non-interest expense:
Compensation and benefits	1,931	1,626
Occupancy expense, net	362	345
Information services	218	198
Professional services	210	173
Office services and supplies	144	144
FDIC insurance	247	105
Other	263	235

Total non-interest expense	3,375	2,826

Earnings before income taxes	1,638	1,072
Income tax expense	650	410

Net earnings	$988	$662

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$89	$104
Income tax effect	(36)	(41)

Other comprehensive income, net of tax	53	63

Comprehensive earnings	$1,041	$725

Net earnings	$988	$662
Dividends and discount accretion on preferred stock	(300)	(163)

Earnings available to common shareholders	$688	$499

Earnings per common share-basic	$0.39	$0.29
Earnings per common share-diluted	$0.39	$0.29
Dividends declared per share-common stock	$0.01	$0.05
Basic weighted average shares outstanding	1,743,365	1,742,765
Diluted weighted average shares outstanding	1,749,143	1,744,747

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2010		2009
Regulatory Capital Ratios:
Core Capital	7.82%		7.85%
Tangible Capital	7.82%		7.85%
Tier 1 Risk-Based Ratio	10.60%		10.01%
Total Risk-Based Capital	11.89%		10.91%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	6.96%		1.20%

Non-performing assets as a percentage of total assets	6.85%		1.32%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.42%		1.11%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	63.48%		92.80%

Allowance for loan losses as a percentage of non-performing assets	55.48%		70.47%

Net loan charge-offs (recoveries) as a percentage of average loans for three months ended March 31	0.19%		0.00%

Non-performing assets:
Non-accrual loans
Loans receivable, net	$31,677		$4,391
Loans receivable held for sale	2,356		1,392

Total non-accrual loans	34,033		5,783
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	2,213		—

Total non-performing assets	$36,246		$5,783

	Three Months ended March 31,
	2010		2009
Performance Ratios:

Return on average assets	0.76	%(A)	0.63	%(A)
Return on average equity	12.34	%(A)	8.01	%(A)
Average equity to average assets	6.12%		7.93%
Non-interest expense to average assets	2.58	%(A)	2.71	%(A)
Efficiency ratio (1)	60.41%		64.02%
Net interest rate spread (2)	4.05	%(A)	3.90	%(A)
Net interest rate margin (3)	4.17	%(A)	4.07	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2010	2009
Total assets	$528,874	$438,709
Total gross loans, excluding loans held for sale	$455,177	$366,115
Total equity	$32,389	$33,211
Average assets	$523,220	$417,136
Average loans	$476,427	$366,392
Average equity	$32,037	$33,075
Average interest-earning assets	$519,408	$404,933
Average interest-bearing liabilities	$485,657	$378,723
Net income	$988	$662
Total income	$5,587	$4,414
Non-interest expense	$3,375	$2,826
Efficiency ratio	60.41%	64.02%
Non-accrual loans	$34,033	$5,783
REO, net	$2,213	$—
ALLL	$20,110	$4,075
Allowance for loss on loans held for sale	$430	$365
REO-Allowance	$81	$—
Interest income	$7,719	$6,595
Interest expense	$2,298	$2,477
Net interest income	$5,421	$4,118
Net loan charge-offs (recoveries)	$924	$—